Exhibit 99.1

Ethan Allen Interiors Inc. Investor / Media Contact: David R. Callen Vice President Finance & Treasurer 203-743-8305

ETHAN ALLEN REPORTS RESULTS FOR QUARTER
AND FISCAL YEAR ENDED JUNE 30, 2012

DANBURY, CT., July 25, 2012 – Ethan Allen Interiors Inc. (“Ethan Allen”, the “Company”, “We”, or “Our”) (NYSE:ETH) reported operating results for the three and twelve months ended June 30, 2012.

Farooq Kathwari, Chairman and CEO commented, “We are pleased with our results for the fiscal year ended June 30, 2012 and the continued progress to position us for growth. For the fiscal year ended June 30, net sales increased by 7.4% to $729.4 million. Our net income per diluted share excluding special items was $0.94 compared with $0.58 in the previous year; an increase of 62%. In addition, we absorbed costs associated with liquidation of inventory to make room for major new product introductions.”

Mr. Kathwari further stated, “For our fourth quarter ended June 30, 2012 net sales increased by 4.1% and our net income per diluted share excluding special items was $0.27 compared to $0.21 in the prior year quarter. As previously discussed, we completed the introduction of the final phase of new products during the quarter. We absorbed $0.03 per diluted share due to incremental impacts from display inventory liquidations to make room for new products. This impact is not adjusted from our non-GAAP numbers. This major initiative positions us well for growth going forward.”

Three Months Ended June 30, 2012
Net sales for the quarter ended June 30, 2012 increased 4.1% over the prior year to $185.3 million. The Company’s Retail division net sales increased 5.0% to $143.7 million including comparable design center net sales growth of 3.6%. Retail division written orders recorded during the fourth quarter increased 2.3% over 14.6% growth the prior year’s fourth quarter. Comparable design center written orders grew 0.6% over 12.9% growth the prior year.

Net income for the quarter ended June 30, 2012 was $7.3 million or $0.25 per diluted share compared with the prior year of $7.2 million or $0.25 per diluted share. Excluding special items in both periods, net income for the quarter ended June 30, 2012 was $7.8 million or $0.27 per diluted share compared with $6.1 million or $0.21 per diluted share in the prior year period.

Twelve Months Ended June 30, 2012
Net sales for the twelve months ended June 30, 2012 increased 7.4% over the prior year to $729.4 million. The Company’s Retail division net sales increased 10.6% to $559.4 million including comparable design center net sales growth of 8.4%. Written orders booked during the twelve month period by the Retail division were 8.9% greater than the prior year quarter including comparable design center order growth of 6.4%.

Net income for the twelve months ended June 30, 2012 was $49.7 million or $1.71 per diluted share compared with the prior year of $29.3 million or $1.01 per diluted share. During the third quarter the Company reversed deferred tax asset valuation allowances and certain other tax reserves resulting in $23.9 million in non-cash tax benefits.  Excluding these benefits and other special items in both periods, net income for the twelve months ended June 30, 2012 was $27.5 million or $0.94 per diluted share compared with $16.9 million or $0.58 per diluted share in the prior year period.

Mr. Kathwari concluded, “We are well positioned to grow. We have substantially strengthened the main areas of our vertically integrated structure including our product offerings, our advertising and communications, our interior design Retail network, our manufacturing and logistics operations, and in the technology employed throughout our business. We will discuss our many initiatives further on our conference call on Thursday.”

Analyst Conference Call
The Company will conduct a conference call at 11:00 AM (Eastern) on Thursday, July 26th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

About Ethan Allen
Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus two plants in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 (the “2011 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2011 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.
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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
	06/30/12	06/30/11	06/30/12	06/30/11

Net sales	$185.3	$178.0	$729.4	$679.0
Gross margin	53.9%	52.9%	53.5%	51.5%
Operating margin	7.7%	6.4%	6.8%	4.7%
Operating margin (excluding special items*)	7.7%	6.8%	7.1%	5.0%
Net income	$7.3	$7.2	$49.7	$29.3
Net income (excluding special items* and
unusual income tax effects)	$7.8	$6.1	$27.5	$16.9
Operating cash flow	$9.9	$22.6	$37.7	$63.2
Capital expenditures	$3.0	$3.4	$22.9	$9.1
Acquisitions	$0.0	$2.3	$0.5	$3.0
Treasury stock repurchases (settlement
date basis)	$0.5	$0.0	$1.4	$5.4

EBITDA	$18.9	$15.9	$68.3	$57.3
EBITDA as % of net sales	10.2%	8.9%	9.4%	8.4%

EBITDA (excluding special items*)	$18.8	$16.6	$70.4	$57.6
EBITDA as % of net sales (excluding special items*)	10.1%	9.4%	9.6%	8.5%

Selected Financial Data by Business Segment:
	Three Months Ended		Twelve Months Ended
	06/30/12	06/30/11	06/30/12	06/30/11
Retail
Net sales	$143.7	$136.8	$559.4	$505.9
Operating margin	-0.7%	-1.9%	-2.1%	-3.0%
Operating margin (excluding special items*)	-0.7%	-1.3%	-1.7%	-2.8%

Wholesale
Net sales	$112.8	$110.5	$456.9	$422.9
Operating margin	13.2%	13.4%	14.1%	11.8%
Operating margin (excluding special items*)	13.2%	13.4%	14.1%	12.0%

* Special items consist of restructuring, impairment, transition charges and other certain items.
Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
Condensed Consolidated Income Statements
Unaudited
(in thousands)

	Three Months Ended		Twelve Months Ended
	06/30/12	06/30/11	06/30/12	06/30/11

Net sales	$185,316	$177,952	$729,373	$678,960
Cost of sales	85,407	83,803	339,085	329,500
Gross profit	99,909	94,149	390,288	349,460
Operating expenses:
Selling	43,716	43,067	173,863	161,609
General and administrative	41,949	39,034	166,813	154,792
Restructuring and impairment charge	(90)	733	(85)	1,126
Total operating expenses	85,575	82,834	340,591	317,527
Operating income	14,334	11,315	49,697	31,933
Interest and other income	200	111	562	5,564
Interest expense	2,206	2,477	9,020	11,126
Income before income taxes	12,328	8,949	41,239	26,371
Income tax expense (benefit)	5,029	1,774	(8,455)	(2,879)
Net income	$7,299	$7,175	$49,694	$29,250

Basic earnings per common share:
Net income per basic share	$0.25	$0.25	$1.72	$1.02
Basic weighted average shares outstanding	28,856	28,772	28,824	28,758

Diluted earnings per common share:
Net income per diluted share	$0.25	$0.25	$1.71	$1.01
Diluted weighted average shares outstanding	29,179	29,007	29,109	28,966

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	June 30,	June 30,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$79,721	$78,519
Marketable securities	9,005	12,909
Accounts receivable, net	14,919	15,036
Inventories	155,739	141,692
Prepaid expenses & other current assets	21,261	20,372
Deferred income taxes	2,147	-
Total current assets	282,792	268,528

Property, plant and equipment, net	295,695	294,853
Intangible assets, net	45,128	45,128
Restricted cash and investments	15,416	16,391
Other assets	5,757	3,425

Total Assets	$644,788	$628,325

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	250	19
Customer deposits	65,465	62,649
Accounts payable	27,315	26,958
Accrued expenses & other current liabilities	58,047	64,990
Total current liabilities	151,077	154,616

Long-term debt	154,250	165,013
Other long-term liabilities	17,593	18,975
Deferred income taxes	-	8,034
Total liabilities	322,920	346,638

Shareholders' equity	321,868	281,687

Total Liabilities and Shareholders' Equity	$644,788	$628,325

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2012 and 2011
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Income / Earnings Per Share
Net income	$7,299	$7,175	$49,694	$29,250
Special items net of related tax effects *	(57)	465	1,318	194
Unusual income tax effects	529	(1,492)	(23,508)	(12,505)
Net income (excluding special items* and unusual income tax effects)	$7,771	$6,148	$27,504	$16,939
Basic weighted average shares outstanding	28,856	28,772	28,824	28,758
Earnings per basic share	$0.25	$0.25	$1.72	$1.02
Earnings per basic share (excluding special items* and unusual income tax effects)	$0.27	$0.21	$0.95	$0.59

Diluted weighted average shares outstanding	29,179	29,007	29,109	28,966
Earnings per diluted share	$0.25	$0.25	$1.71	$1.01
Earnings per diluted share (excluding special items* and unusual income tax effects)	$0.27	$0.21	$0.94	$0.58

Consolidated Operating Income / Operating Margin
Operating income	$14,334	$11,315	$49,697	$31,933
Add: special items *	(90)	733	2,075	1,805
Operating income (excluding special items*)	$14,244	$12,048	$51,772	$33,738
Net sales	$185,316	$177,952	$729,373	$678,960
Operating margin	7.7%	6.4%	6.8%	4.7%
Operating margin (excluding special items*)	7.7%	6.8%	7.1%	5.0%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$14,852	$14,822	$64,436	$49,898
Add: special items	-	-	131	679
Wholesale operating income (excluding special items*)	$14,852	$14,822	$64,567	$50,577
Wholesale net sales	$112,846	$110,479	$456,915	$422,946
Wholesale operating margin	13.2%	13.4%	14.1%	11.8%
Wholesale operating margin (excluding special items*)	13.2%	13.4%	14.1%	12.0%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(944)	$(2,577)	$(11,522)	$(15,344)
Add: special items	(90)	733	1,944	1,126
Retail operating income (loss) (excluding special items*)	$(1,034)	$(1,844)	$(9,578)	$(14,218)
Retail net sales	$143,730	$136,844	$559,417	$505,910
Retail operating margin	-0.7%	-1.9%	-2.1%	-3.0%
Retail operating margin (excluding special items*)	-0.7%	-1.3%	-1.7%	-2.8%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2012 and 2011
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
EBITDA
Net income	$7,299	$7,175	$49,694	$29,250
Add: interest expense, net	2,059	2,269	8,478	10,076
Add: income tax expense (benefit)	5,029	1,774	(8,455)	(2,879)
Add: depreciation and amortization	4,489	4,696	18,581	20,816
EBITDA	$18,876	$15,914	$68,298	$57,263
Net sales	$185,316	$177,952	$729,373	$678,960
EBITDA as % of net sales	10.2%	8.9%	9.4%	8.4%

EBITDA	$18,876	$15,914	$68,298	$57,263
Add: special items*	(90)	733	2,075	305
Adjusted EBITDA	$18,786	$16,647	$70,373	$57,568
Net sales	$185,316	$177,952	$729,373	$678,960
Adjusted EBITDA as % of net sales	10.1%	9.4%	9.6%	8.5%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.